Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CYPHERPUNK TECHNOLOGIES INC.

(F/K/A LEAP THERAPEUTICS, INC.)

CYPHERPUNK TECHNOLOGIES INC. (F/KA LEAP THERAPEUTICS, INC.), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Cypherpunk Technologies Inc.

SECOND: Article FOURTH of the Fourth Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended (the “Certificate of Incorporation”), is hereby further amended as follows:

(i)	by deleting the first paragraph thereof in its entirety and replacing it with the following paragraph:

“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is five hundred million (500,000,000), consisting of (a) four hundred ninety million (490,000,000) shares of common stock, $0.001 par value per share (“Common Stock”), and (b) ten million (10,000,000) shares of preferred stock, $0.001 par value per share (“Preferred Stock”), of which one (1) share shall be designated special voting stock.”

and

(ii)	by deleting the second paragraph of Section A. Common Stock, Subsection 2. Voting in its entirety and replacing it with the following paragraph:

“The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the requisite vote of the holders of the stock of the Corporation entitled to vote thereon, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (or any successor provision thereto).”

THIRD: The foregoing amendment to the Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: Except to the extent amended in the manner provided above in this Certificate of Amendment, the terms and provisions of the Certificate of Incorporation are hereby ratified and confirmed and remain in full force and effect.

FIFTH: This Certificate of Amendment to the Certificate of Incorporation shall be effective as of 12:00 p.m. Eastern Time on December 15, 2025.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer this 15th day of December, 2025.

CYPHERPUNK TECHNOLOGIES INC.

By:	/s/ Douglas E. Onsi
Name:	Douglas E. Onsi
Title:	President and Chief Executive Officer

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